GAI CORBIN MULTI-STRATEGY FUND, LLC

AMENDMENT TO SUB-ADVISORY AGREEMENT

 AMENDMENT made as of January 1, 2016 (the "Amendment") to the Sub-advisory Agreement dated as of the 23rd day of December, 2010 (the "Agreement"), by and among Wells Fargo Investment Institute, Inc. (formerly Alternative Strategies Group, Inc.) (the "Adviser"), GAI Corbin Multi-Strategy Fund, LLC (the "Fund"), a Delaware limited liability company, and Corbin Capital Partners, L.P. (the "Sub-adviser"), a Delaware limited partnership. Except as otherwise defined in this Amendment, terms not defined herein shall have the meanings ascribed to such terms in the Agreement.

WITNESSETH:

 WHEREAS, pursuant to the Agreement, the Adviser has retained the Sub-adviser to provide advice with respect to the investment and reinvestment of the Fund's portfolio assets, subject to the control and direction of the Fund's Board of Managers and in accordance with the investment objective and policies of the Fund;

 WHEREAS, the parties desire to amend the Agreement as hereinafter set forth.

 NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties agree as follows:

1. Paragraph 3 of the Agreement is hereby replaced in its entirety with the following:

Compensation of the Sub-adviser. In full consideration of the services rendered pursuant to this Agreement, the Adviser will pay the Sub-adviser, in respect of the period in question, a fee at the annual rate of 0.55% of the Fund's net asset value, calculated in the same manner as the Adviser's management fee is calculated as described in the initial
Confidential Private Placement Memorandum of the Fund dated on or about January 3, 2011.
Such fee shall be paid monthly to the Sub-adviser contemporaneously with the payment to the Adviser of its management fee by the Fund, generally within 45 days after the applicable month-end. If the Sub-adviser shall serve for less than the whole of any calendar month, the foregoing compensation shall be prorated.

2. Except as specifically amended hereby, the Agreement, as amended and supplemented to date, remains in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to the Agreement to be executed by their respective duly authorized officers as of the date first above written.


WELLS FARGO INVESTMENT INSTITUTE, INC.
By:  /s/ Adam Taback
Print Name:  Adam Taback
Title:  Senior Vice President



GAI CORBIN MULTI-STRATEGY FUND, LLC

By:  /s/ Adam Taback
Print Name:  Adam Taback
Title:  President



CORBIN CAPITAL PARTERS, L.P.

By:  /s/ Anthony J. Anselmo
Print Name:  Anthony J. Anselmo
Title:  Chief Operating Officer